Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE SERVICE RECOGNITION PLAN

EXECUTIVE EMPLOYMENT AGREEMENT

between

SOUTHWEST AIRLINES CO.

and

                    , 200

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) between SOUTHWEST AIRLINES CO., a Texas corporation (the “Corporation”), and              (the “Executive”), is dated effective the              day of             , 200    .

W I T N E S S E T H:

WHEREAS, the Corporation, on behalf of itself and its shareholders, wishes to (i) continue to attract and retain well qualified executive and key personnel who are an integral part of the management of the Corporation, such as the Executive, and (ii) to assure both itself of continuity of management and the Executive of continued employment in the event of any actual or threatened Change of Control (as defined in Section 2 of this Agreement) of the Corporation and, to such end, the Corporation has established the Amended and Restated Executive Service Recognition Plan Executive Employment Agreement for entry into between the Corporation and certain executive employees of the Corporation, including the Executive;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

1. Operation of Agreement.

(a) Definition. The “Effective Date” shall be the date during the “Change of Control Period” (as defined in Section 1(b)) on which a Change of Control first occurs.

(b) Additional Definitions. The “Change of Control Period” is the period commencing on the date hereof and ending on the earlier to occur of (i) the second anniversary of such date or (ii) the first day of the month coinciding with or next following the Executive’s 70th birthday (“Outside Retirement Date”); provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (the date one year after the date hereof and each annual anniversary of such date is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (x) two years from such Renewal Date or (y) the first day of the month coinciding with or next following the Executive’s Outside Retirement Date, unless at least 60 days prior to the Renewal Date the Corporation shall give notice to the Executive that the Change of Control Period shall not be so extended; and provided further, that this provision for automatic extension shall have no application following a Change of Control.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean a change of control during the Change of Control Period of a nature that would be required to be reported on a Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if: (i) a third person, including a “group” as such term is used in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; or (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Board” generally and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

3. Employment Period. The Corporation hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Corporation, for the period commencing on the Effective Date and ending on the earlier to occur of (i) the first anniversary of such date or (ii) the first day of the month coinciding with or next following the Executive’s Outside Retirement Date (the “Employment Period”).

4. Position and Duties.

(a) Position, etc. During the Employment Period, (i) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (ii) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date. Such position, authority, duties and responsibilities shall be regarded as not commensurate if, as a result of a Change of Control, (i) the Corporation becomes a direct or indirect subsidiary of another corporation or corporations or becomes controlled, directly or indirectly, by one or more unincorporated entities (such other corporation or unincorporated entity owning or controlling, directly or indirectly, the greatest amount of equity (by vote) of the Corporation is hereinafter referred to as a “Parent Company”), or (ii) all or substantially all of the assets of the Corporation are acquired by another corporation or unincorporated entity or group of corporations or unincorporated entities owned or controlled, directly or indirectly, by another corporation or unincorporated entity (such other acquiring or controlling corporation or unincorporated entity is hereinafter referred to as a “successor”), unless, in the case of either (i) or

(ii), (x) the second paragraph of Section 12 of this Agreement shall have been complied with and (y) the Executive’s position, authority, duties and responsibilities with such parent company or successor, as the case may be, are at least commensurate in all material respects with those held, exercised and assigned with the Corporation at any time during the 90-day period immediately preceding the Effective Date, or (iii) more than one unrelated corporation or unincorporated entity acquires a significant portion of the assets of the Corporation.

(b) Extent of Efforts. Excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote during the Employment Period reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use reasonable best efforts to perform faithfully and efficiently such responsibilities. The Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, such prior conduct of activities, and any subsequent conduct of activities similar in nature and scope, shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Corporation.

5. Compensation. Subject to Section 7 hereof (which section shall govern Executive’s compensation in the event of Executive’s termination of employment during the Employment Period), while employed during the Employment Period, Executive shall be entitled to the following compensation and benefits under this Agreement.

(a) Base Salary. The Executive shall receive a base salary (the “Base Salary”) at a monthly rate at least equal to the highest monthly salary paid to the Executive by the Corporation, together with any of its affiliated companies, during the twelve-month period immediately preceding the month in which the Effective Date occurs. The Base Salary shall be increased at any time and from time to time to reflect increases in base salary awarded in the ordinary course of business to other key executives. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase. As used in this Agreement, the term “affiliated companies” includes any company controlling, controlled by or under common control with the Corporation.

(b) Annual Bonus. In addition to the Base Salary, the Executive shall be awarded, for any fiscal year that ends during the Employment Period, an annual bonus (the “Annual Bonus”) (which may be pursuant to an established bonus or incentive plan or program of the Corporation) in cash at least equal to the highest bonus paid or payable to the Executive in respect of either of the two fiscal years of the Corporation (annualized with respect to either such fiscal year for which the Executive has been employed only during a portion thereof) immediately prior to the fiscal year in which the Effective Date occurs. The Annual Bonus shall be payable in January of the fiscal year next following the fiscal year for which the Annual Bonus is awarded.

(c) Profit Sharing Incentive and Retirement Plans. In addition to the Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate in all profit sharing, incentive and retirement plans and programs applicable to other key executives, but in no event shall such plans and programs, in the aggregate, provide the Executive with compensation, benefits and reward opportunities less favorable than those provided by the Corporation and it affiliated companies for the Executive under such plans and programs as in effect at any time during the 90-day period immediately preceding the Effective Date.

(d) Welfare Benefit Plans. The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in (and shall receive all benefits under) each welfare benefit plan of the Corporation, including, without limitation, all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of the Corporation and its affiliated companies, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

(e) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Corporation as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

(f) Fringe Benefits. The Executive shall be entitled to fringe benefits, including use of a luncheon club membership and payment of related expenses, in accordance with the policies of the Corporation as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

(g) Office and Support Staff. The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives.

(h) Vacation. The Executive shall be entitled to paid vacation in accordance with the policies of the Corporation as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

6. Termination.

(a) Death or Disability. This Agreement shall terminate automatically upon the Executive’s death. The Corporation may terminate the Executive’s employment during the Employment Period, after having established the Executive’s Disability (pursuant to the definition of “Disability” set forth below), by giving notice to the Executive of its intention to terminate the Executive’s employment. In such a case, the Executive’s employment with the Corporation shall terminate effective on the 30th day after receipt of such notice (the “Disability Effective Date”), provided that, within 30 days after such receipt, the Executive shall fail to return to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means disability which, after the expiration of more than 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement to acceptability not to be withheld unreasonably).

(b) Cause. The Corporation may terminate the Executive’s employment for Cause during the Employment Period. For purposes of this Agreement, “Cause” means (i) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Corporation or (ii) violations by the Executive of the Executive’s obligations under Section 4 of this Agreement which are (A) grossly negligent or (B) willful and deliberate on the Executive’s part and which, in any case, result in material injury to the Corporation.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason during the Employment Period. For purposes of this Agreement, “Good Reason” means

(i)(A) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4 of this Agreement or (B) any other action by the Corporation which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Corporation to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

(iii) the Corporation’s requiring the Executive to be based at any office or location other than that at which the Executive is based at the Effective Date, except for travel reasonably required in the performance of the Executive’s responsibilities;

(iv) any purported termination by the Corporation of the Executive’s employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or

(v) Any failure by the Corporation to comply with and satisfy the second paragraph of Section 12 of this Agreement.

For purposes of this Section 6(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(d) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

(e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be. If the Executive’s employment is terminated by the Corporation in breach of this Agreement, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination.

7. Obligations of the Corporation upon Termination.

(a) Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations under this Agreement to the Executive’s legal representatives other than those obligations accrued hereunder at the date of the Executive’s death. Anything in this Agreement to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to those provided by the Corporation to surviving families of executives of the Corporation under such plans, programs and policies relating to family death benefits, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter with respect to other key executives and their families.

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to those provided by the Corporation to disabled employees and/or their families in accordance with such plans, programs and policies relating to disability, if any, as in effect during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter with respect to other key executives and their families.

(c) Cause. If the Executive’s employment shall be terminated for Cause, the Corporation shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall have no further obligations to the Executive under this Agreement.

(d) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Corporation shall terminate the Executive’s employment other than for Cause or Disability, or the employment of the Executive shall be terminated by the Executive for Good Reason, then in either event:

(i) the Corporation shall pay to the Executive in a lump sum in cash during the 30-day period following the date of Executive’s termination of employment (with the actual date during such 30-day period being in the sole discretion of the Corporation) the aggregate of the following amounts:

(A) if not theretofore paid, the Executive’s Base Salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Effective Date; and

(B) the product of (x) the annual bonus paid to the Executive (whether pursuant to Section 5(b) of this Agreement or otherwise) for the last full fiscal year of the Corporation prior to the fiscal year in which the Date of Termination occurred, and (y) the fraction obtained by dividing (1) the number of days elapsed in the then current fiscal year through the Date of Termination and (2) 365; and

(C) the sum of (x) the Executive’s annual Base Salary at the rate in effect at the time Notice of Termination was given or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Effective Date and (y) the Annual Bonus paid to the Executive for the last full fiscal year of the Corporation (being the fiscal year in which the Effective Date but not the Date of Termination occurred) pursuant to Section 5(b) of this Agreement, or if no Annual Bonus shall have been paid, the Annual Bonus which would have been payable to the Executive for the then current fiscal year (being the fiscal year in which the Date of Termination occurred) pursuant to Section 5(b) of this Agreement, provided that in no event shall the Executive be entitled to receive under this clause (C) more than the product obtained by multiplying the amount determined as hereinabove provided in this clause (C) by a fraction the numerator of which shall be the number of months (including fractions of a month) which at the Date of Termination remain until the first day of the month coinciding with or next following the Executive’s Outside Retirement Date and the denominator of which shall be 12; and

(ii) until the earlier of (A) the first day of the month coinciding with or next following the Executive’s Outside Retirement Date or (B) the first anniversary of the Effective Date (such number of months remaining until the earlier of clause (A) or (B) is hereinafter referred to as the “Unexpired Term”), the Corporation shall, promptly upon submission by the Executive of supporting documentation (but in no event later than 30 days following the end of the fiscal year in which any costs or expenses are incurred), pay or reimburse to the Executive any costs and expenses (including moving and relocation expenses) paid or incurred by the Executive which would have been payable under Section 5(e) if the Executive’s employment had not terminated; and

(iii) for the Unexpired Term, the Corporation shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs and policies described in Sections 5(d) and 5(f) of this Agreement if the Executive’s employment had not been terminated, if and as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives and their families.

With the exception of the foregoing, if the Corporation shall terminate the Executive’s employment other than for Cause or Disability, or the employment of the Executive shall be terminated by the Executive for Good Reason, the Corporation will have no further obligations to Executive under this Agreement.

(e) Compliance with Section 409A of the Internal Revenue Code. The payments under this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will be interpreted in accordance with Section 409A and the regulations promulgated thereunder. For purposes of any payment to which Executive becomes entitled on account of termination of employment under Section 7(d) of this Agreement, such termination of employment shall be deemed to refer only to a termination of employment that constitutes a Separation from Service. In addition, payment of any amounts under Section 7(d) will be deferred to the extent necessary to cause such payment to comply with the six month deferral rule described in Section 409A(a)(2)(B) of the Internal Revenue Code if Executive is at the time of termination of employment a “specified employee” within the meaning of such section. “Separation from Service” shall mean a reasonably anticipated permanent reduction in the level of bona fide services performed by the Executive for the Corporation and all Affiliates to 20% or less of the average level of bona fide services performed by the Executive for the Corporation and all Affiliates (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) months (or the full period of service to the Company and all Affiliates if less than thirty-six (36) months). For purposes of this paragraph, the term “Affiliate” means each entity that would be considered a single employer with the Corporation under Section 414(b) or Section 414(c) of the Internal Revenue Code, except that the phrase “at least 50%” shall be substituted for the phrase “at least 80%” as used therein.

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

9. Full Settlement. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof or as a result of any contest by the Executive against the amount of any reduction pursuant to Section 10 of this Agreement, plus in each case interest during the period of such nonpayment on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated based upon the rate of interest publicly announced by Bank One Dallas, N.A. (or its successor) from time to time in Dallas, Texas, as its general reference rate of interest (which rate may not be the lowest rate of interest charged by such bank).

10. Certain Reduction of Payments by the Corporation. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible by the Corporation for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be non-deductible by the Corporation because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Corporation for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Corporation because of Section 280G of the Code. For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

All determinations required to be made under this Section 10 shall be made (at the Corporation’s expense) by the Dallas office of Ernst & Young or its successor (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the termination of employment of the Executive or such earlier time as is requested by the Corporation. Any such determination by the Accounting Firm shall be binding upon the Corporation and the Executive absent manifest error. The Corporation shall determine which and how much of the Agreement Payments and other Payment (after Agreement Payments have been reduced to zero) shall be eliminated or reduced consistent with the requirements of this Section 10.

Within five business days thereafter, the Corporation shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement.

As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Corporation which should not have been made (“Overpayment”) or that additional Payments which will have not been made by the Corporation could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, the Executive shall repay such Overpayment to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Corporation (or if paid by the Executive to the Corporation shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation during the year of determination to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section; 7872(f)(2) of the Code.

11. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Corporation or any of its affiliated companies and which shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive’s employment with the Corporation, The Executive shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

12. Successors. This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

In the event of a Change of Control of the Corporation, any parent company or successor shall, in the case of a successor, by an agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement and, in the case of a parent company, by an agreement in form and substance satisfactory to the Executive, guarantee and agree to cause the performance of this Agreement, in each case in the same manner and to the same extent as the Corporation would be required to perform if no Change of Control had taken place.

13. Miscellaneous.

(a) Governing Law, etc. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The Table of Contents and captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This agreement shall supersede any and all existing oral or written agreements between the Company and Executive regarding the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address indicated

on the signature page

hereof.

If to the Corporation:

P.O. Box 36611

Love Field

Dallas, Texas 75235-1611

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Withholding. The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Integration. This Agreement contains the entire understanding of the Corporation and the Executive with respect to the subject matter hereof.

(f) Employment Status. The Executive and the Corporation acknowledge that the employment of the Executive by the Corporation is “at will”, and, prior to the Effective Date, may be terminated by either the Executive or the Corporation at any time with or without cause.

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IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EXECUTIVE

SOUTHWEST AIRLINES CO.

By:

Name:

Its:

EXECUTIVE EMPLOYMENT AGREEMENT